UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The following information is being provided as supplemental information to other information provided in Chaparral Energy, Inc.’s Form 10-Q for the three and six months ended June 30, 2007 in connection with the earnings call by Chaparral Energy, Inc. being held on August 14, 2007. Unless the context requires otherwise, references to “we,” or “our,” within the context of this Current Report on Form 8-K refer to the consolidated business and operations of Chaparral Energy, Inc. and its subsidiaries.

Use of Non-GAAP Financial Measure (Adjusted EBITDA)

We define Adjusted EBITDA as net income, adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges and (5) non-cash change in fair value of derivative instruments.

Our Adjusted EBITDA measure provides additional information which may be used to better understand our operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under generally accepted accounting principles and, accordingly, it may not be a comparable measurement to those used by other companies. The following table provides a reconciliation of net income to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands)	2006	2007	2006	2007
Net income (loss)	$6,133	$1,380	$16,505	$(3,974)
Interest expense	9,492	21,616	18,657	42,293
Income tax expense (benefit)	3,819	881	10,279	(2,490)
Depreciation, depletion, and amortization	12,143	21,306	23,196	41,021
Unrealized (gain) loss on ineffective portion of hedges	(2,664)	(3,990)	(10,056)	4,128
Non-cash change in fair value of derivative instruments	112	3,459	112	3,411

Adjusted EBITDA	$29,035	$44,652	$58,693	$84,389

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: August 14, 2007	By:	/s/ Joseph O. Evans
Joseph O. Evans
Chief Financial Officer and Executive Vice President